EXHIBIT 10.4

PERFORMANCE RESTRICTED STOCK UNIT AGREEMENT

GRANT NOTICE
Unless otherwise defined herein, the terms defined in the Second Amended and Restated Tapestry, Inc. 2018 Stock Incentive Plan (as amended, restated or otherwise modified from time to time and in effect on the Grant Date (defined below), the “Plan”) shall have the same defined meanings in this Grant Notice (the “Grant Notice”) and the Performance Restricted Stock Unit Agreement attached as Exhibit A to this Grant Notice, including any special terms and conditions for your country set forth in Annex A attached hereto (collectively, the “Agreement”).
Tapestry, Inc. (the “Company”) has granted you the following Performance Restricted Stock Units (“PRSUs”), subject to the terms and conditions of the Plan and the Agreement.

Holder:	[NAME]
Grant Date:	[GRANT DATE]
Target Number of PRSUs:	[# OF PRSUS]
Vesting Schedule:
The PRSUs shall vest subject to (i) your continuous employment with the Company or any of its Affiliates (collectively, the “Tapestry Companies”) from the Grant Date through the third anniversary of the Grant Date (the “Time Vesting Requirement”), (ii) the occurrence of certification by the Committee of the achievement of all of the Performance Metrics (as defined in the Agreement) applicable to the PRSUs in such amounts as are set forth in Exhibit A (the “Performance Vesting Requirement”), and (iii) the occurrence of a date on which the Time Vesting Requirement and the Performance Vesting Requirement are each satisfied, (the “Vesting Date”).

Your signature below, which will be accomplished through electronic means approved by the Company, indicates your agreement and understanding that the PRSUs are subject to all of the terms and conditions contained in the Agreement, including the Grant Notice, the _____ Performance Restricted Stock Unit Agreement attached as Exhibit A to this Grant Notice (including any special terms and conditions for your country set forth in Annex A attached hereto) and the Plan. ACCORDINGLY, PLEASE BE SURE TO READ ALL OF EXHIBIT A, WHICH CONTAINS THE SPECIFIC TERMS AND CONDITIONS OF THE PRSUS.
5408/22273-003 CURRENT/109541691v5

TAPESTRY, INC.

_____________________________
Sarah Dunn
Global Human Resources Officer

EMPLOYEE NAME ______________________________
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EXHIBIT A

2018 Stock Incentive Plan
Performance Restricted Stock Unit Award Agreement
An award (“Award”) for Performance Restricted Stock Units (“PRSUs”), representing a number of shares of Tapestry, Inc. common stock (“Common Stock”) as noted in the ____ Performance Restricted Stock Unit Grant Notice (the “Grant Notice”) of Tapestry, Inc., a Maryland corporation (the “Company”) to which this 2023 Performance Restricted Stock Unit Award Agreement is attached as an exhibit, including any special terms and conditions for your country set forth in Annex A attached hereto (jointly “this “Agreement”) is hereby granted to the you on the date set forth in the Grant Notice (the “Grant Date”), subject to the terms and conditions of the Agreement. The PRSUs are also subject to the terms, definitions and provisions of the Second Amended and Restated Tapestry, Inc. 2018 Stock Incentive Plan (as amended, restated or otherwise modified from time to time and in effect on the Grant Date), the “Plan”) adopted by the Board of Directors of the Company (the “Board”) and approved by the Company’s shareholders, which is incorporated in the Agreement. To the extent inconsistent with the Agreement, the terms of the Plan shall govern. Terms not defined herein shall have the meanings as set forth in the Plan. The Human Resources Committee of the Board (the “Committee”) has the discretionary authority to construe and interpret the Plan and the Agreement. All decisions of the Committee upon any question arising under the Plan or under the Agreement shall be final and binding on all parties. The Award and the PRSUs issued thereunder are subject to the following terms and conditions:
1.PRSU Award. The target number of PRSUs subject to this award (the “Target Number of PRSUs”) is set forth in the Grant Notice. The actual number of PRSUs which vest pursuant to the Award may be greater than or less than the Target Number of PRSUs based on the Company’s achievement of the Performance Metrics (as defined below) during the Performance Period (as defined below) determined in accordance with the vesting schedule and the Committee’s exercise of its discretion, both as set forth in Section 2(b) below.
Performance Period is defined as (I) the period beginning on _________ (the first day of the Company’s ____ fiscal year) and ending on _________ (the last day of the Company’s ____ fiscal year) for the Cumulative Sales and Average ROIC Performance Metrics (each as defined below) (the “Cumulative Sales and Average ROIC Performance Period”), and (ii) the period beginning on ____________ (the Grant Date) and ending on ___________ for the “Relative TSR Measure (as defined below) (the “TSR Performance Period”) (and, collectively with the Cumulative Sales and Average ROIC Performance Period, the “Performance Periods”).
PRSUs are considered Performance Stock Units under the Plan. Each PRSU represents the right to receive one share of Common Stock upon the satisfaction of the terms and conditions of the Agreement and the Plan (the “Restrictions”).
2.Vesting and Settlement of PRSUs. PRSUs shall vest and be settled in accordance with the provisions of the Plan as follows:
(a)     Notwithstanding any other provision of the Plan, the Agreement, the Grant Notice or any other Award documentation: (a) except as otherwise provided by Section 5(b) and Section 5(d), no PRSUs shall vest for the Performance Periods unless the Committee approves the payment of the PRSUs for the Performance Periods; and (b) the number of PRSUs that vest may not exceed the Maximum Number of PRSUs (as defined below); provided, however, in no event shall the number of PRSUs that vest (with the number of Dividend Equivalent PRSUs (as defined below) earned thereon), together with all other share-based Awards granted to you under the Plan during the Company’s ____ fiscal year exceed the maximum number of shares
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that may be granted to any individual under the Plan during any fiscal year (the “Plan Annual Award Limit”).
(b)Vesting. Subject to Sections 5 and 11 below, and your satisfaction of the Time Vesting Requirement, the Award will become eligible to vest upon satisfaction of the Performance Vesting Requirement.
Except as set forth in this Section 2(b), Section 5 and Section 11, if the Committee certifies that, (i) as of the last day of the Cumulative Sales and Average ROIC Performance Period (the “Cumulative Sales and Average ROIC Measurement Date”), the Company has achieved the applicable Cumulative Sales Measure (as defined below) and Average ROIC Measure (as defined below), and (ii) as of the last day of the TSR Performance Period (the “TSR Measurement Date”), the Company has achieved the Relative TSR Measure (as defined below) (collectively, the “Performance Metrics”), the PRSUs subject to the Award shall be eligible to become vested on the Vesting Date) based on the Performance Level (as defined below) pursuant to the vesting schedule set forth in the Performance Metric Schedule (as defined below). The weighted average vesting schedule provided in the Performance Metric Schedule is set forth in the following table (and the maximum payout -- assuming Maximum Performance Level with respect to all Performance Metrics -- is 200% of the Target Number of PRSUs as set forth below) (together with the number of Dividend Equivalent PRSUs earned on the Award in accordance with the Agreement, the “Maximum Number of PRSUs”):

Performance Level	PRSUs Earned as % of Target Number of PRSUs
Maximum	200%
Interim Step	150
Target	100%
Threshold	30%

Solely with respect to the Cumulative Sales Measure and Average ROIC Measure, if the Performance Level for the Performance Period is less than Threshold (as defined below) with respect to a Performance Metric, no PRSUs shall be earned or become vested on the Vesting Date with respect to such Performance Metric. If the Performance Level for the Performance Period with respect to a Performance Metric is between Threshold and Target (as defined below), between Target and the Interim Step (as defined below) or between the Interim Step and Maximum (as defined below), then the number of PRSUs that shall become vested on the Vesting Date with respect to such Performance Metric shall be determined by means of linear interpolation. Solely with respect to the Relative TSR Measure, if the Performance Level for the Performance Period is less than Threshold (as defined below) with respect to a Performance Metric, no PRSUs shall be earned or become vested on the Vesting Date with respect to such Performance Metric. If the Performance Level for the Performance Period with respect to a Performance Metric is between Threshold and Target (as defined below), or between the Target and Maximum (as defined below), then the number of PRSUs that shall become vested on the Vesting Date with respect to such Performance Metric shall be determined by means of linear interpolation.
For purposes of the Agreement, (i) “Cumulative Sales Measure” shall mean the Cumulative Sales goal established by the Committee with respect to 1/3of the Award and set forth on the FY23-25 PRSU Award Goals and Targets table set forth on Exhibit B hereto (the “Performance Metric Schedule”), (ii) “Average ROIC Measure” shall mean the Average ROIC goal established by the Committee with respect to 1/3 of the Award and set forth on the Performance Metric Schedule, (iii) “Relative TSR Measure” shall mean the Relative TSR goal
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established by the Committee with respect to 1/3 of the Award and set forth on the Performance Metric Schedule, (iv) “Performance Level” with respect to each Performance Metric shall mean the Company’s performance result with respect to the Performance Period (measured in dollars or percentages, as applicable) with respect to such Performance Metric, and (v) “Threshold,” “Target”, “Interim Step,” and “Maximum” shall mean, respectively, the minimum, target, interim step and maximum amounts established by the Committee with respect to each Performance Metric (measured in terms of dollar amounts or percentages, as applicable), as set forth on the Performance Metric Schedule.
The Committee, in its sole discretion, may provide that one or more objectively determinable adjustments shall be made to any Performance Metric.
Except as otherwise provided by Section 2(a), the Committee may, in its sole and absolute discretion, elect to increase or decrease the number of PRSUs which vest above or below the number of PRSUs determined using the Performance Metrics, but the actual number of PRSUs which vest may not exceed the Maximum Number of PRSUs; provided, however, in no event shall the number of PRSUs that vest (with the number of Dividend Equivalent PRSUs earned thereon), exceed the Plan Annual Award Limit.

(c)Settlement; Withholding Taxes.
Subject to Section 2(d) below, earned PRSUs shall be settled upon, or as soon as reasonably practicable following, the Vesting Date (and in no event later than the later of the end of the year in which the Vesting Date occurs and the 15th day of the third month following the Vesting Date); provided that in the event that the Company is liquidated in bankruptcy (a) the Committee will not release shares of Common Stock pursuant to the Award and (b) all payments made pursuant to the Award will be made in cash equal to the fair market value of Common Stock on the distribution date, multiplied by the number of PRSUs, subject to withholding for Tax-Related Items.
(d)Responsibility for Taxes.
You acknowledge that, regardless of any action taken by the Company or, if different, your employer (the “Employer”) the ultimate liability for any income tax, social insurance contributions, payroll tax, payment on account, fringe benefits tax or any other tax items related to your participation in the Plan and legally applicable to you ("Tax-Related Items"), is and remains your sole responsibility and may exceed the amount, if any, actually withheld by the Company or the Employer. You further acknowledge that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the PRSUs, including the grant of the PRSUs, the vesting of the PRSUs, the conversion of the PRSUs into shares of Common Stock or the receipt of an equivalent cash payment, the subsequent sale of any shares of Common Stock acquired at vesting and the receipt of any dividends and/or dividend equivalents; and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the PRSUs to reduce or eliminate your liability for Tax-Related Items or achieve any particular tax result. Further, if you are or have become subject to tax in more than one jurisdiction, you acknowledge that the Company and or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction. The Company makes no guarantee as to: (i) the tax treatment of the PRSUs and/or the underlying Shares; and (ii) whether any withholding amount will satisfy Tax-Related Items and your tax obligations relating to the PRSUs and the underlying Shares.

In connection with any relevant taxable or tax withholding event, as applicable, you agree to make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, you authorize the Company and/or the Employer, or their respective agents, at their discretion, to satisfy their withholding obligations with regard to all Tax-Related Items, if any, by one or a combination of the following: (i) withholding from your wages, salary or other cash compensation payable to you by the Tapestry Companies or your
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Employer; (ii) withholding from proceeds of the sale of shares of Common Stock under the Plan, either through a voluntary sale or through a mandatory sale arranged by the Company, including, without limitation, through any brokerage firm determined to be acceptable by the Company (on your behalf pursuant to this authorization without your further consent); (iii) withholding shares of Common Stock to be issued upon settlement of the PRSUs, or (iv) any other method determined by the Company, to the extent permitted under the Plan and Applicable Laws; provided, however, that if you are an officer of the Company under subject to Section 16 of the Exchange Act, the obligation for any Tax-Related Items will be satisfied only by one or a combination of the foregoing methods (i), (ii) and (iv).
The Company may withhold or account for Tax-Related Items by considering statutory withholding amounts or other applicable withholding rates, including maximum rates applicable in your jurisdiction(s). If the maximum rate is used, any over-withheld amount may be refunded to you in cash by the Company or the Employer (with no entitlement to the equivalent in shares of Common Stock) or, if not refunded, you may seek a refund from the local tax authorities. In the event of any under-withholding, you may be required to pay additional Tax-Related Items directly to the applicable tax authorities or to the Company and/or Employer. If any withholding obligation for Tax-Related Items is satisfied by withholding in shares of Common Stock, for tax purposes, you shall be deemed to have been issued the full number of shares of Common Stock subject to the vested PRSUs, notwithstanding that a number of shares of Common Stock is held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of your participation in the Plan.

You agree to pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of your participation in the Plan that cannot be satisfied by the means previously described. The Company will not issue any Shares to you until you satisfy all applicable Tax-Related Items.
(e)Restrictions on Resale.
The shares you will receive under the Award on or following the Vesting Date (or such other vesting date pursuant to Section 5) generally are freely tradable in the United States, subject to any applicable insider trading policy of the Company. However, you may not offer, sell or otherwise dispose of any shares in a way which would (i) require the Company to file any registration statement with the U.S. Securities and Exchange Commission (or any similar filing under state law or the laws of any other country) or to amend or supplement any such filing, or (ii) violate or cause the Company to violate the U.S. Securities Act of 1933, as amended, the rules and regulations promulgated thereunder, any other U.S. state or federal law, or the laws of any other country. The Company reserves the right to place restrictions required by law on any shares of Common Stock received by you pursuant to the Award.
3.Dividend Equivalents.
You shall be eligible to receive Dividend Equivalents (as defined in the Plan) with respect to the Award (the “Dividend Equivalent PRSUs”). For purposes of determining the amount of Dividend Equivalent PRSUs on each dividend record date, an amount representing dividends payable on the number of shares of Common Stock equal to the Target Number of PRSUs shall be deemed reinvested in Common Stock and credited as additional PRSUs as of the dividend payment date. The Dividend Equivalent PRSUs shall vest as of the Vesting Date of the underlying PRSUs (or, if earlier, the date such underlying PRSUs are distributed to you pursuant to Section 5 of the Agreement) and shall be distributed in accordance with the terms of the Agreement; provided, however, that all Dividend Equivalent PRSUs (including Dividend Equivalent PRSUs paid with respect to any prior year’s Dividend Equivalent PRSUs) will be subject to forfeiture if the underlying PRSUs are forfeited in accordance with the forfeiture and vesting provisions set forth in the Agreement or otherwise.
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4.Nontransferability of PRSUs.
The PRSUs may not be sold, pledged, assigned or transferred in any manner except in the event of your death. In the event of your death, the PRSUs may be transferred to the person indicated on a beneficiary designation form (if permitted by the Committee and valid under Applicable Law), or if no such beneficiary designation form is on file with the Company, then to the person to whom your rights have passed by will or the laws of descent and distribution. Except as set forth in Section 5 below, the PRSUs may be settled during your lifetime only by you or by your guardian or legal representative. The terms of the Award shall be binding upon your executors, administrators, heirs and successors.
5.Separation of Employment.
(a)In General.    Except as otherwise provided in subparagraph (b) below with respect to a termination of employment due to your death or Permanent and Total Disability (as defined below), in subparagraph (c) below with respect to a termination of employment due to your voluntary Retirement (as defined below), in subparagraph (d) below with respect to certain terminations of employment in connection with a Change in Control, and in subparagraph (e) below with respect to certain other severance-eligible terminations of employment, or as may otherwise be specifically agreed to by the Committee in accordance with the terms of the Plan, if your employment by Tapestry Companies is terminated for any reason prior to the Vesting Date, all unvested PRSUs shall immediately be forfeited upon the last day of your active employment with the Tapestry Companies (the “Date of Termination”). Except as otherwise expressly set forth in this Agreement, you will not earn or be entitled to any pro-rated vesting for any portion of time before the respective Vesting Date during which you were employed, nor will you be entitled to any compensation or payment for any forfeited RSUs as a result of their ceasing to vest.
(a)Death or Disability.    Notwithstanding Section 5(a), if you cease active employment with the Tapestry Companies because of your death or Permanent and Total Disability prior to the satisfaction of the Performance Vesting Requirement, the Target Number of PRSUs subject to the Award shall become vested effective as of the Date of Termination and (ii) following the satisfaction of the Performance Vesting Requirement, the number of PRSUs subject to the Award that shall become vested shall be based on the Company’s actual achievement of the Performance Metrics as determined as of the satisfaction of the Performance Vesting Requirement. Vested PRSUs shall be distributed to you (or your beneficiary or estate, as the case may be) as soon as reasonably practicable on or following such Date of Termination (and in no event later than the later of the end of the year in which the Date of Termination occurs and the 15th day of the third month following the Date of Termination).
(b)Retirement.     Notwithstanding Section 5(a), if you cease active employment with the Tapestry Companies because of your Retirement (as defined below) prior to the Vesting Date, the Award shall, subject to (i) providing the Required Notice applicable to you and (ii) complying with the Restrictive Covenants (as defined below) for the periods specified in Section 11(a) and Section 11(d), remain eligible to become vested on the Vesting Date, pursuant to Section 2, based on the Company’s actual achievement of the Performance Metrics as determined as of the satisfaction of the Performance Vesting Requirement. Earned PRSUs will be settled pursuant to Section 2(c).
(c)Change in Control. Notwithstanding Section 5(a), if upon a Change in Control occurring prior to the satisfaction of the Performance Vesting Requirement, (i) your employment is terminated by the Tapestry Companies without Change in Control Cause (as defined below) or by you for Change in Control Good Reason (as defined below), the Award shall have the Performance Goals deemed to be achieved at the Target level of performance and the Performance Period deemed to have expired, and the entire Target Number of PRSUs subject to the Award shall become fully vested effective as of the Date of Termination; or (ii) your employment is not terminated by the Tapestry Companies, the Target Number of PRSUs subject
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to the Award shall have the Performance Goals deemed to be achieved at the Target level of performance and the Performance Period deemed to have expired, and the entire Target Number of PRSUs subject to the Award will be converted to restricted stock units (“RSUs”) subject to time-based vesting in accordance with the Plan, and subsequently if your employment is terminated either by the Tapestry Companies without Change in Control Cause or by you for Change in Control Good Reason during the twenty four (24)-month period immediately following the Change in Control, the full portion of the unvested RSUs will become fully vested, effective immediately upon such termination (the “Converted RSU Provisions”). Notwithstanding the foregoing, upon a Change in Control occurring following the satisfaction of the Performance Vesting Requirement, the number of PRSUs that become vested (in the event your employment is terminated by the Tapestry Companies without Change in Control Cause or by you for Change in Control Good Reason) or that are converted to RSUs (in the event your employment is not terminated) will be determined based on the Company’s actual achievement of the Performance Metrics as determined as of the satisfaction of the Performance Vesting Requirement, with any RSUs being subject to the Converted RSU Provisions. Vested PRSUs shall be distributed to you as soon as reasonably practicable on or following such Date of Termination in accordance with the Plan (and in no event later than the later of the end of the year in which the Date of Termination occurs and the 15th day of the third month following the Date of Termination).
“Change in Control Cause” shall mean the occurrence of any of the following: (i) conviction of, or plea of guilty or nolo contendere to, a felony (or crime of similar magnitude under non-U.S. laws) or a crime involving moral turpitude; (ii) willful or grossly negligent breach of material duties; (iii) any act of fraud, embezzlement or other similar dishonest conduct; (iv) any act or omission that has a material adverse effect on the Tapestry Companies, including without limitation, its reputation, business interests or financial condition; or (v) a material breach of any of restrictive covenants set forth in a written agreement with the Tapestry Companies. “Change in Control Good Reason” shall mean (i) any reduction in your base salary and/or target bonus opportunity, other than a reduction that is uniformly applied to similarly situated employees of not more than 10%; (ii) relocation of your principal place of work outside of a fifty (50) mile radius of your then current location; (iii) the failure of any successor to the Tapestry Companies to assume or substitute for the Agreement; or (iv) the occurrence of any event that constitutes “good reason” (or words of like import) as set forth in a written employment agreement or offer letter between the Tapestry Companies and you in effect on the date of your termination. In order for an event to qualify as Change in Control Good Reason, (i) you must first provide the Tapestry Companies with written notice of the acts or omissions constituting the grounds for “Change in Control Good Reason” within thirty (30) calendar days of the initial existence of the grounds for “Change in Control Good Reason” and a reasonable cure period of thirty (30) calendar days following the date of written notice (the “Cure Period”), and such grounds must not have been cured during such time, and the you must resign your employment within the thirty (30) calendar days following the end of the Cure Period.
(d)Severance Events. Except with respect to any Change in Control Termination, and notwithstanding Section 5(a), if your employment with the Tapestry Companies is terminated by the Tapestry Companies prior to the Vesting Date and you are eligible to receive severance benefits under any written severance plan or policy of the Tapestry Companies or an employment agreement between you and the Tapestry Companies in connection with such termination (a “Severance Event Termination”), then, unless such agreement provides otherwise or unless you meet the requirements for Retirement (as defined below), a pro-rata portion of the Award, determined based upon the number of days you were employed during the period from the Grant Date to your Date of Termination, shall remain eligible to become vested on the Vesting Date, pursuant to Section 2, based on the Company’s actual achievement of the Performance Metrics as determined as of the satisfaction of the Performance Vesting Requirement. If you meet the requirements for Retirement (as defined below) as of the date of your termination, in the event of your Severance Event Termination, the PRSUs shall remain eligible to become vested on the Vesting Date (without any pro-ration), pursuant to Section 2, based on the Company’s actual achievement of the Performance Metrics as determined on the satisfaction of the Performance Vesting Requirement. Earned PRSUs will be settled pursuant to
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Section 2(c). Your receipt of any vesting with respect to any portion of the PRSUs granted pursuant to this Award, upon a Severance Event Termination will be subject to (i) your timely execution and non-revocation of a waiver and release agreement in the form prescribed by the Tapestry Companies and (ii) the terms and conditions set forth in (A) the Agreement, (B) any employment agreement between you and the Tapestry Companies (as applicable) and (C) any written severance plan or policy of the Tapestry Companies applicable to you and in effect as of the date of your Severance Event Termination.
(e)Certain Definitions. For purposes of the Agreement, (1) “Cause” shall mean a determination by the Company that your employment should be terminated for any of the following reasons: (i) your violation of the Employee Guide or any other written policies or procedures of the Tapestry Companies, (ii) your indictment, conviction of, or plea of guilty or nolo contendere to, a felony (or crime of similar magnitude under non-U.S. laws) or a crime involving moral turpitude, (iii) your willful or grossly negligent breach of your duties, (iv) any act of fraud, embezzlement or other similar dishonest conduct, (v) any act or omission that the Company determines could have a material adverse effect on the Tapestry Companies, including without limitation, its reputation, business interests or financial condition, (vi) your failure to follow the lawful directives of the Chief Executive Officer or other employee of the Company to whom you report, or (vii) your breach of any written agreement between you and the Company or any of its affiliates.; (2) “Permanent and Total Disability” means that you are unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve months; and (3) “Retirement” shall mean your departure from employment with the Tapestry Companies other than for Cause (as defined below) if either (A) you have attained age sixty-five (65) and five (5) years of service with the Tapestry Companies or (B) you have attained age fifty-five (55) and ten (10) years of service with the Tapestry Companies.
6.Term of PRSUs.
PRSUs not certified by the Committee as having vested as of the Vesting Date shall be forfeited.
7.Adjustments upon Changes in Capitalization.
The number and kind of shares of Common Stock subject to this Award shall be appropriately adjusted pursuant to the Plan to reflect any stock dividend, stock split, split-up, extraordinary dividend distribution, or any combination or exchange of shares, however accomplished.
8.Additional PRSUs.
The Committee may or may not grant you additional PRSUs in the future. Nothing in this Award or any future Award should be construed as suggesting that additional PRSU awards to you will be forthcoming.
9.Rights as Stockholder.
You will have no rights as a stockholder with respect to any PRSUs or the Common Stock subject to the PRSUs until and unless ownership of such Common Stock subject to the PRSUs has been transferred to you in accordance with the Agreement and the Plan.
10.Nature of Grant.    By accepting the PRSUs, you acknowledge and agree that:
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(a)the Plan is established voluntarily by the Company, it is discretionary in nature and may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan.
(a)this Award of PRSUs is voluntary and occasional and does not create any contractual or other right to receive future awards of PRSUs, or benefits in lieu of PRSUs, even if PRSUs have been awarded in the past;
(b)all decisions with respect to future awards, if any, shall be at the sole discretion of the Company;
(c)your participation in the Plan is voluntary;
(d)this Award of PRSUs and the Common Stock subject to the PRSUs, and any income from and value of same, are extraordinary items that (i) do not constitute compensation of any kind for services of any kind rendered to the Company, any Affiliate or to your actual employer (the “Employer”), and (ii) are outside the scope of your employment or service contract, if any;
(e)the PRSUs and the Common Stock subject to the PRSUs, and any income from and value of same, are not intended to replace any pension rights or compensation;
(f)this Award of PRSUs and the Common Stock subject to the PRSUs, and any income from and value of same are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, long-service awards, holiday or vacation pay, paid-time off, pension, profit sharing, 401(k) or retirement or welfare benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Tapestry Companies, including the Employer;
(g)this Award of PRSUs and your participation in the Plan shall not create a right to employment or continued employment with any of the Tapestry Companies or be interpreted as forming an employment or service contract with any of the Tapestry Companies, and shall not interfere with the ability of the Tapestry Companies to terminate your employment or service relationship (if any) at any time with or without cause;
(h)the future value of the underlying Common Stock is unknown and cannot be predicted with certainty;
(i)the Common Stock acquired upon vesting/settlement of the PRSUs may increase or decrease in value;
(j)no claim or entitlement to compensation or damages shall arise from forfeiture of the PRSUs resulting from the termination of your employment by or continued service with the Company or the Employer or continuous service (for any reason whatsoever, whether or not later found to be invalid or in breach of Applicable Laws or the terms of your employment or service agreement, if any) and in consideration of the grant of the RSUs to which you are otherwise not entitled, you irrevocably agree never to institute any claim against the Tapestry Companies, including the Employer, waive your ability, if any, to bring any such claim, and release the Tapestry Companies, including the Employer, from any such claim that may arise; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, you shall be deemed irrevocably to have agreed not to pursue such claim and agree to execute any and all documents necessary to request dismissal or withdrawal of such claim;
(k)for purposes of this Award, unless your termination is a Severance Event Termination, regardless of the reason of your termination (and whether or not later found to be
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invalid or in breach of Applicable Laws or the terms of your employment or service agreement, if any), your employment or service relationship will be considered terminated effective as of the date you are no longer actively employed or providing services and will not be extended by any notice period mandated under local law (e.g., active employment would not include any contractual notice period or any period of “garden leave” or similar period pursuant to local law). The Administrator shall have the exclusive discretion to determine when you are no longer actively employed for purposes of your PRSUs (including whether you may still be considered to be providing services while on a leave of absence);
(l)the PRSUs and the benefits under the Plan, if any, will not automatically transfer to another company in the case of a merger, take-over or transfer of liability;
(m)the Tapestry Companies, including the Employer, shall not be liable for any foreign exchange rate fluctuation between your local currency and the United States Dollar that may affect the value of the PRSUs or of any amounts due to you pursuant to the settlement of the PRSUs or the subsequent sale of any Common Stock acquired upon vesting/settlement;
(n)the Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding your participation in the Plan or your acquisition or sale of the underlying Common Stock; and
(o)you are hereby advised to consult, and should consult, with your own personal tax, legal and financial advisors regarding your participation in the Plan before taking any action related to the Plan.
11.Forfeiture and Clawback Provisions.
(p)PRSU Claw-Back. Notwithstanding anything contained in the Agreement to the contrary, (i) if your employment with the Tapestry Companies is terminated for Cause (as defined above) (“Termination for Cause”), (ii) if you elect to terminate your employment with the Tapestry Companies (including in the event of your Retirement) and you do not provide the Tapestry Companies with the Required Notice (as defined below) applicable to your level (“Termination without Notice”), or (iii) if you engage in any activity inimical, contrary or harmful to the interests of the Tapestry Companies during your employment with the Tapestry Companies or at any time during the period ending one (1) year after your employment with the Tapestry Companies terminates, including but not limited to (A) violating any of the Restrictive Covenants, (B) violating any business standards established by the Company, or (C) participating in any activity not approved by the Board of Directors which is reasonably likely to contribute to or result in a Change in Control (such activities to be collectively referred to as “Wrongful Conduct”), then (x) this Award, to the extent it remains restricted or has not been distributed, shall be forfeited automatically for no consideration on the date on which you first engaged in such Wrongful Conduct or the date of your Termination for Cause or Termination without Notice, whichever is applicable, and (y) the Company shall have the right to claw-back, and you shall pay to the Company in cash or shares, any PRSU Gain (as defined below) received by you within the twelve (12) month period (if your role is at the Corporate level of Vice President or higher) or six (6) month period (if your role is below the Corporate level of Vice President) immediately preceding the date on which you first engaged in such Wrongful Conduct or the date of your Termination for Cause or Termination without Notice. For the two (2) year period commencing on a Change in Control, items (A) and (B) under Section 11(a)iii) shall not constitute Wrongful Conduct. For the avoidance of doubt, the claw-back provisions set forth in this Section 11(a) are in addition to any other claw-back policy applicable to you, including, without limitation, the Company’s incentive repayment policy in the event of employee accountability for a material restatement of the Company’s financial results and any claw-back or similar requirements which might be imposed pursuant to Section 304 under the Sarbanes-Oxley Act of 2002, or pursuant to any modification or expansion of the Company’s claw-back policy to the extent required by the Dodd-Frank Act of 2010 and the related rules of the Securities and Exchange Commission.
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(f)For purposes of the Agreement, “PRSU Gain” shall mean an amount equal to the product of (i) the number of shares of Common Stock that are distributed pursuant to the Award and (ii) the Fair Market Value per share of Common Stock on the date of such distribution (without reduction for any shares of Common Stock sold, surrendered or attested to in payment of Tax-Related Items).
(g)For purposes of the Agreement, “Required Notice” means advance written notice of your intent to terminate your employment with the Tapestry Companies, delivered not less than (A) the advance written notice period required in your individual employment letter if you are then a member of the Tapestry Executive Committee, which shall not be less than three (3) months, (B) six (6) weeks before your last day of employment if you are then a Senior Vice President, or (C) four (4) weeks before your last day of employment if you are then a Vice President (there is no Required Notice applicable if you are below the level of Vice President).
(h)For purposes of the Agreement, “Restrictive Covenants” shall mean your agreement not to (i) compete directly or indirectly (either as owner, employee or agent of a Competitive Business (as defined below)) with any of the businesses of the Tapestry Companies, (ii) make, directly or indirectly, a five percent (5%) or more investment in a Competitive Business, or any new luxury accessories business that competes directly with the existing or planned product lines of the Tapestry Companies, (iii) solicit any present or future employees or customers of the Tapestry Companies to terminate such employment or business relationship(s) with the Tapestry Companies, in the case of each of (i), (ii) and (iii), at any time during your employment with the Tapestry Companies or at any time during the period ending one (1) year after your employment with the Tapestry Companies terminates, or (iv) disclose or misuse any confidential information regarding the Tapestry Companies at any time. You acknowledge and agree that the Company is granting you the Award in consideration of your agreement to be bound by the Restrictive Covenants, and you acknowledge and agree that this Award is good and valuable consideration for the Restrictive Covenants. Accordingly, if you breach any of the Restrictive Covenants, in addition to the forfeiture and claw-back consequences described in Section 11(a), the Company shall be entitled to recover any damages incurred as a result of such breach. You further acknowledge and agree that the Tapestry Companies would be irreparably harmed by any breach of the Restrictive Covenants and that money damages would be an inadequate remedy for any such breach and, accordingly, for employees at the level of Senior Director or above, in the event of your breach or threatened breach of any of the Restrictive Covenants, the Company may, in addition to any money damages or other rights and remedies existing in its favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the Restrictive Covenants. For the avoidance of doubt, the remedies in law and in equity for any breach of the Restrictive Covenants set forth in this Section 11(d) are in addition to, and cumulative of, the claw-back and forfeiture provisions set forth in Section 11(a). Notwithstanding anything herein to the contrary, nothing herein is intended to limit any restrictive covenant provision contained in any other agreement between you and the Tapestry Companies that may permit any of the Tapestry Companies to seek injunctive relief, money damages or any other rights or remedies at law or in equity in the event of a breach or threatened breach of any restrictive covenant provision contained in any other agreement.
(i)For purposes of the Agreement, “Competitive Business” shall mean any entity (including its subsidiaries, parent entities and other affiliates) that, as of the relevant date, the Committee has designated in its sole discretion as an entity that competes with any of the businesses of the Tapestry Companies; provided, that (i) this list of Competitive Businesses shall not exceed the total number of entities shown below for the region in which your employment is based (ii) such entities are the same entities used for any list of competitive entities for any other arrangement with an executive of the Company, and (iii) you will only be restricted from those entities on the list as of the Date of Termination. A current list of Competitive Businesses, including any changes made to the list by the Committee, shall be maintained on the Company intranet. Each entity included in the list of entities designated as
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Competitive Businesses at any given time shall include any and all subsidiaries, parent entities and other affiliates of such entity.
    The following entities, together with their respective subsidiaries, parent entities and other affiliates, have been designated by the Committee as Competitive Businesses as of the date of the Agreement for Company Employees employed by the Company’s North American entities or Global Operations division (regardless of the employee’s geographic place of work or residence) excluding those described in the paragraph below: Adidas AG; Burberry Group PLC; Capri Holdings Limited; Cole Haan LLC; Fast Retailing Co., Ltd.; Compagnie Financiere Richemont SA; Fung Group; G-III Apparel Group, Ltd.; The Gap, Inc.; Kering; LVMH Moet Hennessy Louis Vuitton SA; Nike, Inc.; Prada, S.p.A; PVH Corp.; Ralph Lauren Corporation; Samsonite International S.A.; Tory Burch LLC; Victoria’s Secret and Company; V.F. Corporation; and Under Armour, Inc.
The following entities, together with their respective subsidiaries, parent entities and other affiliates, have been designated by the Committee as Competitive Businesses as of the date of the Agreement for Company employees employed by the retail businesses operated by the Company (either directly or in a joint venture) outside of North America (regardless of the employee’s geographic place of work or residence): Adidas AG; Burberry Group PLC; Capri Holdings Limited; Chanel S.A.; Club 21 Pte Ltd; Cole Haan LLC; Compagnie Financiere Richemont SA; Fast Retailing Co., Ltd; Furla S.p.A.; The Gap, Inc.; H&M Hennes & Mauritz AB (H&M); Hermes International SA; Industria de Diseno Textil, S.A; Kering; LVMH Moet Hennessy Louis Vuitton SA; Nike, Inc.; Prada, S.p.A; PVH Corp.; Ralph Lauren Corporation; Salvatore Ferragamo S.p.A; and Tory Burch LLC.
By accepting these PRSUs, you consent to and authorize the Tapestry Companies to deduct from any amounts payable by the Tapestry Companies to you any amounts you owe to the Company under this Section. This right of set-off is in addition to any other remedies the Company may have against you for breach of the Agreement. Your obligations under this Section shall be cumulative (but not duplicative) of any similar obligations you have under the Agreement or pursuant to any other agreement with the Tapestry Companies.
12.Entire Agreement.
The Agreement and the Plan constitute the entire contract between the parties hereto with regard to the subject matter hereof. They supersede any other agreements, representations or understandings (whether oral or written and whether express or implied) that relate to the subject matter hereof.
13.Amendment and Modification.
The grant of the Award (and the allocation of PRSUs for any Performance Period) is documented by the minutes of the Committee or by documents produced by the Company as authorized by such minutes, which records are the final determinant of the number of PRSUs granted in any Performance Period and the conditions of any such grant. The Committee may amend or modify the Award in any manner to the extent that the Committee would have had the authority under the Plan initially to grant such Award; provided that no such amendment or modification shall directly or indirectly impair or otherwise adversely affect your rights under the Agreement without your prior written consent. Except as in accordance with the two immediately preceding sentences, the Agreement may be amended, modified or supplemented only by an instrument in writing signed by both parties hereto.
14.Dispute Resolution.
(b)Governing Law. Notwithstanding anything herein to the contrary, all matters arising under the Agreement, including matters of validity, construction and interpretation, shall
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be governed by the internal laws of the State of New York, without regard to the provisions of conflict of laws thereof.
(c)Binding Arbitration. With the exception of any application by the Tapestry Companies for declaratory and/or injunctive relief based on a violation or threatened violation of Section 11, which may be brought in state or federal court in New York County, New York, all disputes, claims, controversies or causes of action between you and any of the Tapestry Companies or any of their employees and other service providers arising out of or related to the Agreement shall be determined exclusively by final, binding and confidential arbitration in accordance with this Section 14(b). The arbitration shall be conducted before a single arbitrator in New York, New York (applying New York law) in accordance with the JAMS Employment Arbitration Rules & Procedures then in effect (a copy of such rules is available at https://www.jamsadr.com/rules-employment-arbitration/) and in the JAMS arbitral forum. You and the Tapestry Companies shall be entitled to engage in discovery in the form of requests for documents, interrogatories, requests for admissions, physical and/or mental examinations and depositions, in accordance with and subject to the provisions of the Federal Rules of Civil Procedure. Any disputes concerning discovery shall be resolved by the arbitrator. The decision of the arbitrator appointed to hear the case will be final and binding on you and the Tapestry Companies. The arbitrator’s award may be entered as a judgment in any court of competent jurisdiction in New York County, New York. The party requesting the arbitration shall be responsible for paying any associated filing or administrative fees. All other arbitration costs shall be shared equally by you and the Tapestry Companies; provided, however, the legal fees of the party that substantially prevails in the arbitration proceeding shall be paid by the non-prevailing party. Such legal fees shall be paid no later than sixty (60) days following the issuance of the arbitrator’s decision. With the exception of the foregoing clause, each party shall be responsible for the costs and fees of its counsel or other representative.
15.Successors and Assigns.
Except as otherwise provided herein, the Agreement will bind and inure to the benefit of the respective successors and permitted assigns and heirs and legal representatives of the parties hereto whether so expressed or not.
16.Severability.
Whenever feasible, each provision of the Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of the Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of the Agreement.
17.Annexes.
Notwithstanding any provisions in the Agreement, the PRSU grant shall be subject to any special terms and conditions as set forth in any annex to the Agreement. Moreover, if you relocate to one of the countries included in Annex A, the special terms and conditions for such country will apply to you, to the extent the Company determines that the application of such terms is necessary or advisable for legal or administrative reason. The Annexes constitute part of the Agreement.
18.Code Section 409A.
(j)In General. Although the Company does not guarantee any particular tax treatment to you with respect to the PRSUs and the underlying shares, the parties acknowledge and agree that, to the extent applicable, the Agreement shall be interpreted in accordance with Section 409A of the Code and the Department of Treasury Regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or guidance that may be issued after the date hereof (“Section 409A”). Notwithstanding any provision of the
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Agreement to the contrary, in the event that the Company determines that any amounts payable hereunder may be subject to Section 409A, the Company may adopt (without any obligation to do so or to indemnify you for failure to do so) such limited amendments to the Agreement and appropriate policies and procedures, including amendments and policies with retroactive effect, that the Company reasonably determines are necessary or appropriate to (i) exempt the amounts payable hereunder from Section 409A and/or preserve the intended tax treatment of the amounts payable hereunder or (ii) comply with the requirements of Section 409A. To the extent that any payment under the Agreement would be considered an impermissible acceleration of payment that would result in a violation of Section 409A, the Company shall delay making such payment until the earliest date on which such payment may be made without violating Section 409A. Notwithstanding anything herein to the contrary, in no event shall any liability for failure to comply with the requirements of Section 409A be transferred from you or any other individual to any of the Tapestry Companies or any of their employees or agents pursuant to the terms of the Agreement or otherwise.
(a)Specified Employee Separation from Service. Notwithstanding anything to the contrary in the Agreement, if you are determined to be a “specified employee” within the meaning of Section 409A as of the date of your “separation from service” as defined in U.S. Treasury Regulation Section 1.409A-1(h) (or any successor regulation), and if any payments or entitlements provided for in the Agreement constitute a “deferral of compensation” within the meaning of Section 409A and therefore cannot be paid or provided in the manner provided herein without subjecting you to additional tax, interest or penalties under Section 409A, then any such payment and/or entitlement which would have been payable during the first six months following your “separation from service” shall instead be paid or provided to you in a lump sum payment on the first business day immediately following the six-month anniversary of your “separation from service” (or, if earlier, the date of your death).
19.Data Privacy Information and Consent. Where required by Applicable Law, you hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your Data (as defined below) by and among, as necessary and applicable, the Employer and the Tapestry Companies for the exclusive purpose of implementing, administering and managing your participation in the Plan.

    You understand that the Company and the Employer hold certain personal information about you, including, but not limited to, your name, home address and telephone number, email address, date of birth, social security or insurance number, passport or other identification number (e.g., resident registration number), salary, nationality, and job title, any Common Stock or directorships held in the Company, and details of the PRSUs or any other restricted stock units or other entitlement to Shares awarded, canceled, vested, unvested or outstanding in your favor (“Data”), for the exclusive purpose of implementing, administering and managing the Plan.
You understand that Data will be transferred to Fidelity Stock Plan Services and certain of its affiliates (“Fidelity”) or such other stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan. You understand that the recipients of the Data may be located in the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than your country. You authorize the Company, Fidelity and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for sole the purpose of implementing, administering and managing your participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom you may elect to deposit any Shares acquired upon vesting of the PRSUs.
    You understand that you may request a list with the names and addresses of any potential recipients of the Data by contacting your local human resources representative.
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You understand that Data shall be held as long as is reasonably necessary to implement, administer and manage your participation in the Plan. You understand that you may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing your local human resources representative. Further, you understand that you are providing the consents herein on a purely voluntary basis. If you do not consent, or if you later seek to revoke your consent, your employment status or service with the Employer will not be affected; the only consequence of refusing or withdrawing your consent is that the Company would not be able to grant you PRSUs or other equity awards or administer or maintain such awards. Therefore, you understand that refusing or withdrawing such consent may affect your ability to participate in the Plan. In addition, you understand that the Tapestry Companies have separately implemented procedures for the handling of Data which the Company believes permits the Company to use the Data in the manner set forth above notwithstanding your withdrawal of such consent. For more information on the consequences of refusal to consent or withdrawal of consent, you understand that you may contact your local human resources representative.

Finally, you understand that the Company may rely on a different legal basis for the collection, processing and/or transfer of Data either now or in the future and/or request you provide another data privacy consent. If applicable and upon request of the Company or the Employer, you agree to provide an executed acknowledgment or data privacy consent (or any other acknowledgments, agreements or consents) to the Company and/or the Employer that the Company and/or the Employer may deem necessary to obtain under the data privacy laws in your country, either now or in the future. You understand that you may be unable to participate in the Plan if you fail to execute any such acknowledgment, agreement or consent requested by the Company and/or the Employer.
20.Miscellaneous.
(b)Language. By accepting the PRSUs, you acknowledge and represent that you are proficient in the English language or have consulted with an advisor who is sufficiently proficient in English as to allow you to understand the terms of this Agreement and any other documents related to the Plan. If you have received the Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.
(c)Electronic Delivery and Acceptance. Unless the Company determines otherwise in its sole discretion, the Company will deliver any documents related to your participation in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.
(d)Imposition of Other Requirements. The Company reserves the right to impose other requirements on your participation in the Plan, on the PRSUs and on any Common Stock acquired under the Plan, to the extent the Company determines it is necessary or advisable to comply with local law or facilitate the administration of the Plan, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing. By accepting this Award, you agree to sign any additional documents or undertakings that the Company may require.
(e)Insider Trading Restrictions/Market Abuse Laws. You may be subject to insider trading restrictions and/or market abuse laws based on the exchange (if any) on which Shares are listed, and in applicable jurisdictions, including but not limited to the United States, your country and the designated broker’s country, which may affect your ability to accept, acquire, sell, or otherwise dispose of Shares, rights to Shares (e.g., PRSUs) or rights linked to the value of Shares during such times as you are considered to have “inside information”
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regarding the Company (as defined by the laws in applicable jurisdictions). Local insider trading laws and regulations may prohibit the cancellation or amendment of orders you placed before you possessed inside information. Further, you could be prohibited from (i) disclosing the inside information to any third party, which may include fellow employees and (ii) “tipping” third parties or causing them otherwise to buy or sell securities. Any restrictions under these laws or regulations are separate from and in addition to any restriction that may be imposed under any applicable Company securities trading policy. You acknowledge you are responsible for complying with any applicable restrictions and are hereby advised to speak, and should speak, to your personal legal advisor for further details regarding any applicable insider trading and/or market abuse laws in your country.
(f)Foreign Asset/Account Reporting Requirements and Exchange Controls. Your country may have certain foreign asset and/or foreign account reporting requirements and exchange controls which may affect your ability to acquire or hold Common Stock under the Plan or cash received from participating in the Plan (including from any dividends paid on Common Stock, sale proceeds resulting from the sale of Common Stock acquired under the Plan) in a brokerage or bank account outside your country. You may be required to report such accounts, assets or transactions to the tax or other authorities in your country. You also may be required to repatriate sale proceeds or other funds received as a result of your participation in the Plan to your country through a designated bank or broker within a certain time after receipt. You acknowledge that it is your responsibility to be compliant with such regulations, and you are hereby advised to consult, and should consult, your personal legal advisor for any details
(g)Waiver. You acknowledge that a waiver by the Company of breach of any provision of the Agreement shall not operate or be construed as a waiver of any other provision of the Agreement, or of any subsequent breach by you or any other Holder.

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EXHIBIT B
Performance Metric Schedule

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